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                                                                       EXHIBIT 5



BROOKS, HOUGHTON & COMPANY, INC.
444 MADISON AVENUE o 25TH FLOOR o NEW YORK, NY  10022 o
TELEPHONE: 212-753-1991 o FACSIMILE: 212-753-7730
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                                                        EMAIL: JYFREEMAN@ATT.NET



JOHN Y. FREEMAN,
EXECUTIVE DIRECTOR


                            CONFIDENTIALITY LETTER

                                                                 August 26, 1999

EDB 4tel AS
P.O. Box 6701, St. Olavs plass
N-0130 Oslo
Norway

Attention: Asbjorn Eide, CEO

Re: Possible investment by EDB 4tel AS in the equity of Telesciences, Inc. (the "Transaction")

Gentlemen:

You have expressed an interest in a possible transaction (the "Transaction") described above involving Telesciences, Inc. (the "Company") and have requested certain information concerning the Company from the Company and Brooks, Houghton & Company, Inc.("BHC"). As a condition to furnishing you with such information, including certain non-public confidential information, the Company is requiring that you agree, as set forth below, to treat confidentially such information and any other information which the Company, BHC, or any of the Company's representatives or agents furnish to you (collectively, the "Evaluation Material").

You agree that the Evaluation Material will be used only in connection with the Transaction, and that all Evaluation Material will be kept confidential by you and your agents and employees, and shall not, except as hereinafter provided, without the prior written consent of the Company, be disclosed by you or your agents or employees in any manner whatsoever, and shall not be used by you or your agents or employees other than for the purpose of evaluating the Transaction. Moreover, you further agree to transmit the Evaluation Material only to your directors, agents, and employees who need to know such information for the purpose of evaluating the Transaction and who shall (i) be advised by you of this agreement and (ii) agree with you to be bound by the provisions hereof.

Without the prior written consent of the Company, you, your directors, agents and employees who have knowledge of the Transaction will not disclose to any person or entity who is not a direct participant in the Transaction any of the terms, conditions or other facts with respect to the possible Transaction, including without limitation the facts that the Company is considering a possible Transaction or may be discussing a possible Transaction with you or other parties.

In the event you are requested or required (by oral questions, interrogatories, requests for information or documents subpoena, Civil Investigative Demand or similar process) to disclose any of the Evaluation Material, it is agreed that you will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the opinion of your counsel, compelled to disclose any of the Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may disclose such Evaluation Material to such tribunal without liability hereunder.

In addition, you hereby acknowledge that you are aware (and, if applicable, that your directors, officers, employees and representatives who are apprised of this matter have been advised) that the United States
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Telesciences Confidentiality Agreement, Page 2
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securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, and you agree not to trade in the Company's securities while in possession of material non-public information as a result of the information included in the Evaluation Material or otherwise. You further agree that you will not acquire, directly or indirectly, in any manner, or propose to acquire in any manner (including by making any unilateral offer or proposal), for a period of two years from the date of this Agreement, any securities or property of the Company, except pursuant to a Transaction approved by the Company's Board of Directors. This will not be valid if shareholders represented in the board of directors initiates such a transaction.

Without the Company's prior written consent, you will not, for a period of two years from the date hereof, directly or indirectly solicit for employment any person who is now employed by the Company who becomes known to you as a result of this investigation of the Company.

In the event that the Transaction is not effected after you have been furnished with Evaluation Material, you will promptly upon the request of the Company deliver to the Company the Evaluation Material, without retaining any copy thereof.

The term "Evaluation Material" does not include information which (i) becomes or has been generally available to the public other than as a disclosure by you or your representative, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided however, that such source is not bound by a confidentiality agreement with the Company or its representatives.

Although you understand that the Company and BHC have endeavored to include in the Evaluation Material information believed to be relevant or the purpose of your investigation, you further understand that, except as may otherwise be agreed in writing, the Company and BHC do not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company, BHC nor any of the Company's representatives shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material by you or such representatives.

You understand that in the event of a breach by you of this Agreement the Company shall be entitled to specific performance as a remedy for such breach, in addition to the remedies it may have at law.

You understand and agree that this Agreement is being entered into on behalf of the Company and for its benefit, and that, accordingly the Company may enforce this agreement as if it were a party hereto.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.



Very truly yours,

/s/ John Y. Freeman
-----------------------------------
Brooks, Houghton & Company, Inc.


Confirmed and Agreed to as of this date:



EDB 4tel AS

By: /s/ Asbjorn Eide                        Title:   CEO
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